EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

PHARMACEUTICAL RESOURCE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (3)(4)
Newly Registered Securities

Fees to be Paid	Equity	Common Stock $0.01 par value.	457(o)	270,175,496	$0.50	$135,087,748	$0.00013810	$18,655.62
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$135,087,748		$18,655.62
	Total Fees Previously Paid							$3,088.78
	Total Fee Offsets							$3,088.78
	Net Fee Due							$15,566.84

Table 1: Newly Registered and Carry Forward Securities

(1)

Pursuant to Rule 457(p) under the Securities Act, the registration fee for this registration statement is being offset by $3088.78, representing the unused portion of the registration fee ($3,088.78) previously paid by the Registrant in connection with the registration statement on Form S-1 (File No. 333-259689) filed with the SEC on September 21, 2021 (the “Prior Registration Statement”), which was withdrawn on June 16, 2022.